Exhibit 4.1

EXECUTION VERSION

CONSENT AND AMENDMENT NO. 3

TO

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS CONSENT AND AMENDMENT NO. 3 TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment No. 3”), dated as of September 13, 2016, is by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as agent for Lenders (as hereinafter defined) pursuant to the Loan Agreement (in such capacity, “Agent”), Lenders, and AEP Industries Inc., a Delaware corporation (“Borrower”).

W I T N E S S E T H :

WHEREAS, Agent, the parties to the Loan Agreement as lenders (each individually, a “Lender” and collectively, “Lenders”) and Borrower have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) may make loans and advances and provide other financial accommodations to Borrower as set forth in the Second Amended and Restated Loan and Security Agreement, dated February 22, 2012, by and among Agent, Lenders and Borrower (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto, including, without limitation, this Amendment No. 3 (all of the foregoing, including the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrower has requested that Agent and Lenders consent to the extent necessary to the redemption of up to $75,000,000 of Senior Notes and amend the Loan Agreement to the extent necessary to permit the same, and Agent and Lenders are willing to agree to such consent and to agree to make such amendments, subject to terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 3, Agent, Lenders and Borrower desire and intend to evidence such consent and such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders and Borrower agree as follows:

Section 1. Definitions.

1.1 Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:

(a) “Amendment No. 3” shall mean the Consent and Amendment No. 3 to Second Amended and Restated Loan and Security Agreement, dated as of September 13, 2016, by and among Borrower, Agent and Lenders, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) “Permitted Note Redemption” shall have the meaning set forth in Amendment No. 3.

(c) “Permitted Transaction Amount” shall mean $50,000,000 in any fiscal year; provided that, in the event that the Permitted Note Redemption is consummated, the Permitted Transaction Amount for the fiscal year ending October 31, 2016 shall be the greater of (a) $10,000,000 and (b) the excess (if any) of $45,347,332 over the aggregate principal amount of Senior Notes redeemed, retired, defeased, purchased or otherwise acquired pursuant to the Permitted Note Redemption after giving effect to the Permitted Note Redemption (it being understood and agreed that the repayment in full of the Wrightsville Loan Agreements and the Wrightsville Notes in an aggregate principal amount of $818,912.35 and all dividends made prior to the date of Amendment No. 3 in an aggregate amount (excluding expenses) of $3,833,755.75 shall be deemed not to reduce such Permitted Transaction Amount for the fiscal year ending October 31, 2016).

1.2 Amendments to Definitions.

(a) Finance Co. Investment. The definition of “Finance Co. Investment” in the Loan Agreement is hereby amended by deleting the reference to “$50,000,000” therein and replacing it with the phrase “the Permitted Transaction Amount”.

(b) Permitted Transaction. Clause (b) of the definition of “Permitted Transaction” in the Loan Agreement is hereby amended and restated in its entirety to read as follows”

“(b) the redemption, repurchase or repayment of the principal of any Indebtedness of Borrower evidenced by or arising under the Senior Notes, other than the Permitted Note Redemption”.

1.3 Interpretation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

Section 2. Amendments to Loan Agreement.

2.1 Redemption of Senior Notes. Section 9.9(n)(v) of the Loan Agreement is hereby amended by deleting each reference to “$50,000,000” therein and replacing them with the phrase “the Permitted Transaction Amount”.

2.2 Dividends and Redemptions or Repurchases of Capital Stock. Section 9.11(c)(iv) of the Loan Agreement is hereby amended by deleting the reference to “$50,000,000” therein and replacing it with the phrase “the Permitted Transaction Amount”.

Section 3. Consent. Notwithstanding anything to the contrary in any Financing Agreement, Borrower may redeem, retire, defease, purchase or otherwise acquire an aggregate principal amount of up to $75,000,000 of Senior Notes together with accrued and unpaid interest and any premium thereon, and may set aside or otherwise deposit or invest such amount for such purpose (the “Permitted Note Redemption”), so long as Excess Availability is not less than $50,000,000 both immediately before and immediately after giving effect to the Permitted Note Redemption.

Section 4. Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows (which representations and warranties shall survive the execution and delivery hereof), the truth and accuracy of which, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any and all Loans by Lenders (or Agent on behalf of Lenders) to Borrower:

4.1 This Amendment No. 3 and each other agreement or instrument to be executed and delivered by Borrower hereunder has been duly authorized, executed and delivered by Borrower and is in full force and effect as of the date hereof, and the agreements and obligations of Borrower contained herein and therein constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

4.2 The execution, delivery and performance of this Amendment No. 3 and each other agreement or instrument to be executed and delivered by Borrower hereunder (a) are all within Borrower’s corporate powers, (b) are not in contravention of applicable law or the terms of Borrower’s certificate of incorporation, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound and (c) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower, except as provided in the Financing Agreements.

4.3 All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects after giving effect to the provisions of this Amendment No. 3, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

4.4 Borrower has obtained any necessary consents and approvals from any third party or Governmental Authority required to be obtained by Borrower to execute and deliver, or perform the terms, conditions and agreements contemplated by, this Amendment No. 3.

4.5 All requisite corporate action and proceedings of Borrower and all necessary consents in connection with this Amendment No. 3, and any other agreements, documents and instruments to be delivered in connection with the amendments contemplated by this Amendment No. 3 shall have been taken and obtained.

4.6 As of the date hereof, and after giving effect to this Amendment No. 3, no Default or Event of Default exists or has occurred and is continuing.

Section 5. Conditions Precedent. This Amendment No. 3 shall be effective as of the date hereof upon the satisfaction of each of the following conditions precedent in a manner reasonably satisfactory to Agent:

(a) Agent shall have received an executed copy of an original or executed original counterparts of this Amendment No. 3 by electronic mail or facsimile (with the originals to be delivered as promptly as possible after the date hereof), duly authorized, executed and delivered by Borrower and Required Lenders;

(b) all requisite corporate action and proceedings of Borrower and all necessary consents in connection with the transactions contemplated by this Amendment No. 3 and the other agreements, documents and instruments to be delivered hereunder shall have been taken and obtained, in form and substance reasonably satisfactory to Agent, such records of requisite corporate action and proceedings taken and consents obtained, where requested by Agent or its counsel, to be certified by appropriate corporate officers; and

(c) as of the date hereof, and after giving effect to this Amendment No. 3, no Default or Event of Default exists or has occurred and is continuing.

Section 6. Effect of this Amendment. Except as expressly set forth herein, no other amendments, consents, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrower shall not be entitled to any other or further amendment or consent by virtue of the provisions of this Amendment No. 3 or with respect to the subject matter of this Amendment No. 3. To the extent of conflict between the terms of this Amendment No. 3 and the other Financing Agreements, the terms of this Amendment No. 3 shall control. The Loan Agreement and this Amendment No. 3 shall be read and construed as one agreement.

Section 7. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment No. 3.

Section 8. Governing Law. The validity, interpretation and enforcement of this Amendment No. 3 whether in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the laws of the State of New York.

Section 9. Binding Effect. This Amendment No. 3 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

Section 10. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 3.

Section 11. Counterparts. This Amendment No. 3 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 3, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment No. 3 by facsimile or other electronic means shall have the same force and effect as delivery of an original executed counterpart of this Amendment No. 3. Any party delivering an executed counterpart of this Amendment No. 3 by facsimile or other electronic means also shall deliver an original executed counterpart of this Amendment No. 3, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment No. 3 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 3 to be duly executed and delivered by their authorized officers as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Thomas Grabosky
Name:	Thomas Grabosky
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as Lender

By:	/s/ Robert Q. Mahoney
Name:	Robert Q. Mahoney
Title:	Sr. Vice President

ACKNOWLEDGED AND AGREED:

AEP INDUSTRIES INC.

By:	/s/ James B. Rafferty
Name:	James B. Rafferty
Title:	Vice President and Treasurer

[Consent and Amendment No. 3 to Second Amended and Restated Loan and Security Agreement]